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                                                                       EXHIBIT 5


May 15, 2001


Allied Devices Corporation
325 Duffy Avenue
Hicksville, New York 11801


Dear Ladies and Gentlemen:

                  We have acted as counsel for Allied Devices Corporation, a Nevada corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 750,000 additional shares of the Company's Common Stock, with $.001 par value (the "Shares"), which have been or are to be offered by the Company to employees of the Company pursuant to the Company's 1993 Stock Option Plan, as amended (the "Plan").

                  In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion, the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and stock options duly granted thereunder, will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                                                     Very truly yours,
                                                     /s/ Torys